SHARE

EXCHANGE AGREEMENT

by and among

Dongxing International Inc.

a Delaware corporation

and

Central Dynamic Holdings Limited

a British Virgin Islands company

and

the Shareholders of

Central Dynamic Holdings Limited

Dated as of September 30, 2016

SHARE EXCHANGE AGREEMENT

THIS SHARE  EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of this 30th day of July, 2016, by and among Dongxing International Inc., a Delaware corporation (“Dongxing International”), Central Dynamic Holdings Limited, a British Virgin Islands company (“Central Dynamic”),  and the shareholders of Central Dynamic (the “Central Dynamic  Shareholders”), upon the following premises:

PREMISES

WHEREAS, Dongxing International is a Delaware corporation whose common stock is registered under the Securities and Exchange Act of 1934, as amended;

WHEREAS, Dongxing International agrees to acquire 100% of the issued and outstanding shares of Central Dynamic from the Central Dynamic Shareholders in exchange for certain shares of Dongxing International (the “Exchange”) and the Central Dynamic Shareholders agree to exchange their shares of Central Dynamic on the terms described herein. On the Closing Date (as defined in Section 4.02), Central Dynamic will become a wholly-owned subsidiary of Dongxing International;

WHEREAS, the boards of directors of Dongxing International and Central Dynamic have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

AGREEMENT

NOW THEREFORE, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF CENTRAL DYNAMIC

As an inducement to, and to obtain the reliance of Dongxing International, Central Dynamic represents and warrants, as of the Closing Date, as follows:

Section 1.01 Incorporation.  Central Dynamic is a company duly incorporated, validly existing, and in good standing under the laws of the British Virgin Islands.  Central Dynamic has delivered to Dongxing International complete and correct copies of the memorandum of association and articles of association of Central Dynamic as in effect on the date hereof, as well as true and correct copies of the Certificate of Incorporation and the Business Registration Certificate, or equivalent documents.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Central Dynamic’s memorandum of association or articles of association or equivalent documents.  Central Dynamic has taken all actions required by law, its memorandum of association and articles of association, or otherwise to authorize the execution and delivery of this Agreement.  Central Dynamic has full power, authority, and legal capacity and has taken all action required by law, its memorandum of association and articles of association, and otherwise to consummate the transactions herein contemplated.

  Section 1.02 Authorized Shares.  The number of shares which Central Dynamic is authorized to issue consists of 25,000,000 shares of a single class, par value of $0.01 per share.  There are 25,000,000 shares currently issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

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Section 1.03 Subsidiaries. Central Dynamic owns all of the outstanding shares of capital stock of Dongxing Holdings Limited, organized in the British Virgin Islands ("Dongxing-BVI"). Central Dynamic does not own, beneficially or of record, any shares of or control any other corporation.  For purposes hereinafter, the term “Central Dynamic” also includes, where appropriate, Dongxing-BVI, its subsidiary, Dongxing Holdings Limited, organized in Hong Kong, its subsidiary, Harbin Donghui Technology Co., Ltd., organized in the People's Republic of China ("WFOE"), and its affiliated company, Harbin Dongxing Energy Saving Technical Service Co., Ltd. (“Harbin Dongxing”).

Section 1.04 Financial Statements.

(a) Central Dynamic has no assets other than the capital stock of Dongxing-BVI, and no liabilities, nor has it carried on any business activities other than acquisition of Dongxing-BVI.

(b) Central Dynamic has delivered to Dongxing International (i) the audited balance sheets of Harbin Dongxing as of December 31, 2015 and 2014 and the related audited statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2015 and 2014, together with the notes to such statements and the opinion of Wei Wei & Co., LLP, independent certified public accountants, and (ii) the unaudited financial statements of Harbin Dongxing for the three-month periods ended March 31, 2016 and 2015. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Harbin Dongxing balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Harbin Dongxing.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Harbin Dongxing had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Harbin Dongxing, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(c) Harbin Dongxing has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and Harbin Dongxing has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(d) The books and records, financial and otherwise, of Harbin Dongxing are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

(e) All of Harbin Dongxing’s assets are reflected on its financial statements, and, except as set forth in the financial statements of Harbin Dongxing or the notes thereto, Harbin Dongxing has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

  Section 1.05 Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of Central Dynamic after reasonable investigation, threatened by or against Central Dynamic or affecting Central Dynamic or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Central Dynamic does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.06 Compliance With Laws and Regulation.  To the best of its knowledge, Central Dynamic has complied with all applicable statutes and regulations of any federal, state, or other governmental entity

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or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Central Dynamic or except to the extent that noncompliance would not result in the occurrence of any material liability for Central Dynamic.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 1.07 PRC Laws and Regulations.  To the best of their knowledge, Central Dynamic’s subsidiary in the People's Republic of China ("PRC") and Harbin Dongxing are in compliance with all applicable PRC laws and regulations.  All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of Central Dynamic’s subsidiary in PRC and Harbin Dongxing doing business in the PRC have been duly obtained from the relevant PRC governmental authorities and are in full force and effect.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF DONGXING INTERNATIONAL

As an inducement to, and to obtain the reliance of Central Dynamic and the Central Dynamic Shareholders, Dongxing International represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 2.01 Organization.  Dongxing International is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Dongxing International has delivered to the Central Dynamic Shareholders complete and correct copies of the articles of incorporation and bylaws of Dongxing International (the “Articles”) as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Dongxing International’s Articles.  Dongxing International has taken all action required by law, its Articles, or otherwise to authorize the execution and delivery of this Agreement, and Dongxing International has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, Articles, or otherwise to consummate the transactions herein contemplated.

Section 2.02 Capitalization.

(a) Dongxing International’s authorized capitalization consists of 5,000,000 shares of preferred stock and 250,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of which no shares of preferred stock and 5,000,000 shares of Common Stock are issued and outstanding.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the Closing Date, (i) no shares of Dongxing International’s capital stock were reserved for issuance upon the exercise of outstanding options to purchase such shares; (ii) no shares of Dongxing International’s capital stock were reserved for issuance upon the exercise of outstanding warrants to purchase such shares; and (iii) no Common Shares were reserved for issuance upon the conversion of any outstanding convertible notes, debentures or other securities.  All outstanding shares of Dongxing International Common Stock have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable contracts.

(b) There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Dongxing International is a party or by which it is bound obligating Dongxing International to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Dongxing International or obligating Dongxing International to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue Dongxing International common shares or preferred stock except as set forth in this Agreement. There are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Dongxing International is a party or by which it is bound with respect to any equity

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security of any class of Dongxing International, and there are no agreements to which Dongxing International is a party, or which Dongxing International has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 2.03 Subsidiaries and Predecessor Corporations.  Dongxing International does not have any predecessor corporation(s), no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04 Financial Statements.

(a) There has been available on EDGAR copies of each report, registration statement and definitive proxy statement filed by Dongxing International with the SEC for the 24 months prior to the date of this Agreement (the “Dongxing International SEC Reports”). As of their respective dates, the Dongxing International SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Dongxing International SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  Each set of financial statements (including, in each case, any related notes thereto) contained in the Dongxing International SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of Dongxing International at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments.

(c) Dongxing International has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable;

(d) Dongxing International has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial;

(e) The books and records, financial and otherwise, of Dongxing International are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved; and

(f) All of Dongxing International’s assets are reflected on its financial statements, and, except as set forth in the financial statements of Dongxing International or the notes thereto, Dongxing International has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05 Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or threatened by or against Dongxing International or affecting Dongxing International or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

Section 2.06 Contracts. Dongxing International is not a party to any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral.

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Section 2.07 Compliance With Laws and Regulations.  Dongxing International has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.08 Exchange Act Compliance.  Dongxing International is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the common shares have been registered under Section 12(g) of the Exchange Act, and Dongxing International is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on Dongxing International.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

THE CENTRAL DYNAMIC SHAREHOLDERS

The Central Dynamic Shareholders hereby represent and warrant, jointly and severally, to Dongxing International as follows.

Section 3.01 Good Title.  Each of the Central Dynamic Shareholders is the record and beneficial owner, and has good title to his Central Dynamic common shares, with the right and authority to sell and deliver such Central Dynamic common shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Dongxing International as the new owner of such Central Dynamic common shares in the share register of Central Dynamic, Dongxing International will receive good title to such Central Dynamic common shares, free and clear of all liens.

Section 3.02 Power and Authority.  Each of the Central Dynamic Shareholders has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the Central Dynamic Shareholders, enforceable against the Central Dynamic Shareholders in accordance with the terms hereof.

Section 3.03 No Conflicts.  The execution and delivery of this Agreement by the Central Dynamic Shareholders and the performance by the Central Dynamic Shareholders of their obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the Central Dynamic Shareholders and (c) will not violate or breach any contractual obligation to which the Central Dynamic Shareholders are a party.

Section 3.04 Finder’s Fee.  Each of the Central Dynamic Shareholders represents and warrants that it has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Exchange.

Section 3.05  Acquisition of Exchange Shares for Investment.

(a) Each Central Dynamic Shareholder is acquiring the Exchange Shares for investment for such Central Dynamic Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Central Dynamic Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Each Central Dynamic Shareholder further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

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(b) Each Central Dynamic Shareholder represents and warrants that he or she: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in Dongxing International and its securities.

(c) Each Central Dynamic Shareholder hereby certifies he or she is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) (each a “Non-U.S. Shareholder”) and is not acquiring the Exchange Shares for the account or benefit of any U.S. person and understands that the Exchange Shares are not registered under the Securities Act and that the transfer thereof to such Central Dynamic Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  Each Non-U.S. Shareholder has no intention of becoming a U.S. Person and certifies that such Shareholder will only transfer the Exchange Shares in accordance with Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.   Each Central Dynamic Shareholder also certifies and agrees that hedging transactions may not be conducted unless in compliance with the Securities Act.  Unless so registered or exempt therefrom, such transfer restrictions shall include but not be limited to, and the Central Dynamic Shareholder certifies to the following:

(i) The Central Dynamic Shareholder shall not sell the Exchange Shares publicly or privately, or through any short sale, or other hedging transaction to any U.S. Person, whether directly or indirectly, or for the account or benefit of any such U.S. Person for the restricted period mandated by Regulation S after the transfer of the Exchange Shares unless registered or exempt from registration;

(ii) Any other offer or sale of the Exchange Shares shall be made only if (A) during the restricted period any subsequent transferee certifies in writing that it is not a U.S. Person and is not acquiring the Exchange Shares for the account or benefit of any U.S.  Person, or (B) after the restricted period the Exchange Shares are transferred in a transaction that did not require registration under the Securities Act and applicable Blue Sky laws; and

(iii) Any transferee of the Exchange Shares who acquires the Exchange Shares during the Regulation S restricted period shall agree in writing to resell the Exchange Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

(d) At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each Central Dynamic Shareholder was outside of the United States, its territories and possessions.

  (e) Each certificate representing the Exchange Shares issued to a Central Dynamic Shareholder will be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

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(f) Each Central Dynamic Shareholder acknowledges that he has carefully reviewed such information as he has deemed necessary to evaluate an investment in Dongxing International and its securities, and, that all information required to be disclosed to such Central Dynamic Shareholder has been furnished to such Central Dynamic Shareholder. To the full satisfaction of each Central Dynamic Shareholder, he has been furnished all materials that he has requested relating to Dongxing International and the transfer of the Exchange Shares hereunder, and each Central Dynamic Shareholder has been afforded the opportunity to ask questions of Dongxing International’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Central Dynamic Shareholders.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Dongxing International set forth in this Agreement, on which each of the Central Dynamic Shareholders have relied in making an exchange of his shares Central Dynamic for the Exchange Shares.

ARTICLE IV

PLAN OF EXCHANGE

Section 4.01 The Exchange.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, each of the Central Dynamic Shareholders shall assign, transfer and deliver the number of shares of Central Dynamic set forth on Table 1 attached hereto, constituting all of the shares of Central Dynamic held by such shareholder; the objective of such Exchange being the acquisition by Dongxing International of not less than 100% of the issued and outstanding shares of Central Dynamic.  In exchange for the transfer of such securities by the Central Dynamic Shareholders, Dongxing International shall issue to the Central Dynamic Shareholders a total of 25,000,000 shares of Dongxing International’s common stock pursuant to Table 1 attached hereto, representing approximately 83.3% of the total common shares of Dongxing International, for all of the outstanding shares of Central Dynamic held by the Central Dynamic Shareholders (the “Exchange Shares”). At the Closing Date, each of the Central Dynamic Shareholders shall, on surrender of his certificate or certificates representing his Central Dynamic shares to Dongxing International or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Exchange Shares.

Upon consummation of the transaction contemplated herein, all of the issued and outstanding shares of Central Dynamic shall be held by Dongxing International. Upon consummation of the transaction contemplated herein, there shall be 30,000,000 Dongxing International common shares issued and outstanding.

Section 4.02 Closing.  The closing (the “Closing” or the “Closing Date”) of the transactions contemplated by this Agreement shall occur on September 30, 2016 upon the exchange of the shares of Dongxing International and Central Dynamic as described in Section 4.01 herein. Such Closing shall take place at a mutually agreeable time and place, and be conditioned upon all of the conditions of the Offering being met.

Section 4.03 Closing Events.  At the Closing, Dongxing International, Central Dynamic and the Central Dynamic Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

ARTICLE V

MISCELLANEOUS

Section 5.01 Regulation S Compliance.  Dongxing International and the Central Dynamic Shareholders agree that Dongxing International shall refuse to register any transfer of shares issued pursuant to this Agreement if such transfer was not made in accordance with Regulation S, pursuant to registration under the

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Securities Act, or pursuant to an available exemption from registration, and Dongxing International may place a stop transfer order with its registrar and stock transfer agent covering all certificates representing the Exchange Shares.

Section 5.02 Delivery of Books and Records.  At the Closing, Central Dynamic shall deliver to Dongxing International the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Central Dynamic which are now in the possession of Central Dynamic or its representatives.

Section 5.03 Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Delaware.

Section 5.04 Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 5.05 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Dongxing International Inc.

By:	/s/ Cheng Zhao
Name: Cheng Zhao
Title: President

Central Dynamic Holdings Limited

By:	/s/ Cheng Zhao
Name: Cheng Zhao
Title: Director

Approved and Accepted by the CENTRAL DYNAMIC HOLDINGS LIMITED Shareholders:

/s/ Cheng Zhao	/s/ Yang Jufang	/s/ Su Dianli
Cheng Zhao	Yang Jufang	Su Dianli
/s/ Le Jinyao	/s/ Liu Weijun	/s/ Liu Guiquan
Le Jinyao	Liu Weijun	Liu Guiquan
/s/ Hu Wenyun	/s/ Liang Lingling	/s/ Shao Guoquan
Hu Wenyun	Liang Lingling	Shao Guoquan
/s/ Mu Runhua	/s/ Ye Aizhen	/s/ Li Hong
Mu Runhua	Ye Aizhen	Li Hong
/s/ Wu Mingfang	/s/ Qin Wenqun	/s/ Xue Junwen
Wu Mingfang	Qin Wenqun	Xue Junwen
/s/ Lu Xiuying	/s/ Zhang Jianhua	/s/ Deng Xiuzhi
Lu Xiuying	Zhang Jianhua	Deng Xiuzhi
/s/ Yi Liqui	/s/ Wang Ximing
Yi Liqui	Wang Ximing

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Table 1:      Exchange of Shares

Central Dynamic Shareholder	Central Dynamic Shares	Dongxing International Shares
Cheng Zhao	6,000,000	6,000,000
Yang Jufang	1,260,000	1,260,000
Su Dianli	1,750,000	1,750,000
Le Jinyao	750,000	750,000
Liu Weijun	1,300,000	1,300,000
Liu Guiquan	1,100,000	1,100,000
Hu Wenyun	850,000	850,000
Liang Lingling	650,000	650,000
Shao Guoquan	1,050,000	1,050,000
Mu Runhua	750,000	750,000
Ye Aizhen	900,000	900,000
Li Hong	350,000	350,000
Wu Mingfang	900,000	900,000
Qin Wenqun	550,000	550,000
Xue Junwen	900,000	900,000
Lu Xiuying	900,000	900,000
Zhang Jianhua	850,000	850,000
Deng Xiuzhi	1,700,000	1,700,000
Yi Liqui	500,000	500,000
Wang Ximing	1,990,000	1,990,000
TOTAL	25,000,000	25,000,000

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